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                                                                    EXHIBIT 10.1

                        AMENDMENT TO EMPLOYMENT AGREEMENT

     Reference is made to that certain Employment Agreement (the "Employment Agreement") dated as of March 9, 1998 by and between Richard L. Michaux ("Executive") and AvalonBay Communities, Inc., a Maryland corporation and successor by name change to Bay Apartment Communities, Inc. (the "Company").

     Whereas, Executive has recently consented to accept the position of President in addition to Executive's current position as Chief Executive Officer; and

     Whereas, Executive and the Company desire to amend the Employment Agreement to reflect such additional position and to make certain clarifications and related changes.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree to amend the Employment Agreement as follows (section references are to sections in the Employment Agreement):

     1. In the first sentence of Section 1 of the Employment Agreement, the words "and terminating on the third anniversary of the Effective Date (the 'Original Term')" are hereby replaced with the words "and terminating on December 31 of the year in which the third anniversary of the Effective Date falls (the 'Original Term')". For clarity, it is noted that the effect of this amendment is to make the Original Term of the Employment Agreement expire on December 31, 2001.

     2. The second sentence of the first paragraph of Section 2(a) of the Employment Agreement is hereby amended to add the words "and President" after the words "Chief Executive Officer."

     3. In the last sentence of the second paragraph of Section 2(a), the word "Midwest" before the phrase "projects of Trammell Crow Residential" is hereby deleted.

     4. The first sentence of Section 3(a) is hereby amended to read in its entirety as follows (for convenience, language deleted from such sentence is [bracketed]; and language added to such sentence is CAPITALIZED:

     "During the Employment Period, the Executive shall receive an annual rate of base salary ("Base Salary") in an amount, [not less than $350,000] FROM AND AFTER MARCH 29, 1999, OF NOT LESS THAN $380,000."

     5. In Section 8, the definitions of "Competing Enterprise" and "Restricted Activities" are hereby amended by changing the phrase "residential real estate" in each such definition wherever such phrase appears to "multifamily rental real estate" and, further, by deleting clause (a) from the definition of "Competing Enterprise."

     6. In the event that the Company has or hereafter makes any special, mid-year or other non-routine grant of equity outside of the Company's restricted stock and option annual compensation programs, or in the event that the Company grants, outside of the current restricted stock and option annual compensation programs, any equity based compensation pursuant to a "shareholder value" or other long-term plan under which equity grants may be made based on multi-year Company results, the value of any such mid-year, special, or "shareholder value" or long-term plan equity based compensation shall not be included in the calculation of Covered Compensation or Covered Average Compensation, and the value of such equity shall have no impact on any cash payments made under Section 7(c) of the Agreement.



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Capitalized terms used herein and not defined herein have the meanings given thereto in the Employment Agreement.

IN WITNESS WHEREOF, this amendment is entered into and is effective as of this 30th day of July, 1999.

                                          AVALONBAY COMMUNITIES, INC.

                                          /s/ Gilbert M. Meyer

                                          Name:  Gilbert M. Meyer
                                          Title:   Executive Chairman

                                          /s/ Richard L. Michaux

                                          Executive:  Richard L. Michaux